Adamis Pharmaceuticals Corporation 8-K

Exhibit 99.1

Adamis Pharmaceuticals and Human Immune Monitoring Center at Stanford University Announce Preliminary Tempol Data in Cells from COVID-19 Patients

SAN DIEGO, CA --(January 28, 2021)- Adamis Pharmaceuticals Corporation (NASDAQ: ADMP) (“Adamis”) in collaboration with the Human Immune Monitoring Center at Stanford University have conducted a study to investigate the effects of Tempol on immune cells from COVID-19 patients. Preliminary data from that study shows that Tempol decreases cytokines from stimulated cells from COVID-19 patients. The collaboration expects to submit the final data to a peer reviewed journal.

Tempol has previously demonstrated both potent anti-inflammatory, anticoagulant, and antioxidant activity. Both inflammatory cytokines and reactive oxygen species (ROS) from cells of the immune system called macrophages and neutrophils damage the lung in Acute Respiratory Distress Syndrome (ARDS). In animal models, Tempol has been shown to decrease proinflammatory cytokines (cytokine storm), and through its potent antioxidant activity has been shown to decrease the harmful effects of ROS. In addition, Tempol has been shown to decrease platelet aggregation, a problem observed in many COVID-19 patients. Numerous published articles describing animal models of ARDS show Tempol to cause a decrease in lung inflammation and preserve lung pathology associated with acute and chronic lung injury. To this end, Tempol has been shown to decrease the genes (HIF-la and HIF-2a) associated with hypoxia. Hypoxia is a key indicator often associated with severe disease and a poor outcome. Controlling hypoxia and the cytokine storm can be considered essential to the successful treatment of COVID-19. Tempol could potentially be used to treat the many manifestations of COVID-19 and prevent severe disease as well as the need for hospitalization.

Dr. Dennis J. Carlo, President and CEO of Adamis commented: “We are very excited about the collaboration with Stanford University. This is the first data that we know of that shows Tempol has a positive impact in decreasing cytokine production from COVID-19 positive patient cells. These data further support the need for clinical studies of Tempol in COVID-19 patients. We intend to continue pursuing government and/or non-government funding for these studies; however, the recent exercise of outstanding warrants have provided the company with additional capital which may be used to help support and/or accelerate Tempol clinical studies.”

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including allergy, respiratory and inflammatory disease.  The company’s SYMJEPI (epinephrine) Injection products are approved by the FDA for use in the emergency treatment of acute allergic reactions, including anaphylaxis.  Adamis’ naloxone injection product candidate, ZIMHI, for the treatment of opioid overdose is currently under FDA review.  Adamis is developing additional products, including treatments for acute respiratory diseases, such as COVID-19, influenza, asthma and COPD.  The company’s subsidiary, U.S. Compounding, Inc., compounds sterile prescription drugs, and certain nonsterile drugs for human and veterinary use by hospitals, clinics, surgery centers, and vet clinics throughout most of the United States.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that express plans, anticipation, intent, contingencies, goals, targets or future development and/or otherwise are not statements of historical fact. These statements relate to future events or future results of operations, including, but not limited to the following statements: the company’s beliefs concerning the safety and effectiveness of Tempol or the company’s other product candidates; the timing of funding for, or commencement or completion of, any studies or trials relating to Tempol; the availability of, and the company’s success in applying for and obtaining, government or other funding for studies or trials relating to Tempol or the timing or amount of any such funding; the results of any future studies or trials that the company may conduct relating to Tempol; the company’s ability to commercialize the product candidates described in this press release, itself or through commercialization partners; and other statements concerning our future operations and activities. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Adamis' actual results to be materially different from the results anticipated by such forward-looking statements. There can be no assurances regarding the outcome of our submission of the IND relating to investigational use of, or trials or studies relating to, Tempol, regarding the timing or the outcome of any applications or requests that we may submit for government or other funding for studies or trials relating to Tempol; concerning the timing or outcome of any such studies or trials; or that Tempol will be found to be safe and effective in the treatment of COVID-19 or any other indication. In addition, forward-looking statements concerning our anticipated future activities assume that we are able to obtain sufficient funding to support such activities and continue our operations and planned activities. As discussed in our filings with the Securities and Exchange Commission, we will require additional funding, and there are no assurances that such funding will be available if required. We cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to update or release publicly the results of any revisions to these forward-looking statements or to reflect events or circumstances arising after the date of this press release. Certain of these risks and additional risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2019 and subsequent filings with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC's web site at http://www.sec.gov. Except to the extent required by law, any forward-looking statements in this press release speak only as the date of this press release, and Adamis expressly disclaims any obligation to update any forward-looking statements.

Contacts:

Mark Flather
Senior Director, Investor Relations
& Corporate Communications
Adamis Pharmaceuticals Corporation
(858) 412-7951
mflather@adamispharma.com